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[CONDEV LAND FUNDS Letterhead]

                                                                    Exhibit 99.1


                                                                     May 1, 2000

Condev Land Growth Fund '86, Ltd.
Final Distribution

Dear Limited Partners:

As reported to you in the First Quarter 2000 report on April 17, 2000, the last property owned by this Partnership was sold on March 27, 2000. The accounts of the Partnership, including the distribution history of each limited partnership investor, have been reviewed by the Partnership's auditors.

As of March 31, 2000 the Partnership had $748,094 in cash assets. After deducting final auditing expenses of $10,000, which includes a full audit of all accounts, the preparation of final tax returns, and Limited Partner K-1s, and reserves of $20,000 for anticipated future expenses, including administrative costs of winding up the affairs of the Partnership and maintaining Partnership records and files for the next seven years, the General Partner has determined to make a final distribution of $718,836 to Partners.

Enclosed is a check representing your pro-rata share of the net proceeds realized from the sale of the Titusville Property, plus remaining Partnership cash after provision for reserves as described above. If your investment is held
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by a custodian or is to be sent to an address other than that of the beneficial
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owner, enclosed is a copy of the check which was sent to the custodian or payee.
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Since this is the final distribution of funds from the Partnership, after payment of all final expenses, the Partnership will be terminated. A final K-1 (Form 1065) will be sent to you prior to the end of this year.

Please feel free to contact the Investor Relations office if you have any questions or would like additional information concerning your investment.


Sincerely,

CONDEV ASSOCIATES
General Partner